Schedule 1.1A

Commitments

Lender	Commitment
JPMorgan Chase Bank, N.A.	$30,000,000.00
PNC Bank, National Association	$30,000,000.00
Wells Fargo Bank, National Association	$30,000,000.00
Citibank, N.A.	$20,000,000.00
Comerica Bank	$20,000,000.00
The Huntington National Bank	$20,000,000.00
U.S. Bank National Association	$20,000,000.00
Regions Bank	$15,000,000.00
Texas Capital Bank, National Association	$15,000,000.00
Total Commitments	$200,000,000